UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    May 12, 2014

Culp, Inc.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	1-12781	56-1001967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1823 Eastchester Drive High Point, North Carolina 27265
(Address of Principal Executive Offices) (Zip Code)
(336) 889-5161
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.          Results of Operations and Financial Condition.

          On May 12, 2014, Culp, Inc. (the “Company”) issued a news release regarding revised expectations about its financial results for the fourth quarter of the Company’s fiscal 2014.  A copy of the news release is attached hereto as Exhibit 99.1.

          The news release contains disclosures about free cash flow, a non-GAAP liquidity measure that we define as net cash provided by operating activities, less cash capital expenditures, plus any proceeds from sales of equipment, plus excess tax benefits related to stock-based compensation, and plus or minus the effects of exchange rate changes on cash and cash equivalents.  Details of these calculations and a reconciliation to information from our GAAP financial statements is set forth in the news release.  Management believes the disclosure of free cash flow provides useful information to investors because it measures our available cash flow for potential debt repayment, acquisitions, stock repurchases, dividends, and additions to cash and cash equivalents.  We note, however, that not all of the company’s free cash flow is available for discretionary spending, as we have mandatory debt payments and other cash requirements that must be deducted from our cash available for future use.  In operating our business, management uses free cash flow to make decisions about what commitments of cash to make for operations, such as capital expenditures (and financing arrangements for these expenditures), purchases of inventory or supplies, SG&A expenditure levels, compensation, and other commitments of cash, while still allowing for adequate cash to meet known future commitments for cash, such as debt repayment, and also for making decisions about acquisitions, dividend payments and share repurchases.

Item 9.01.          Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 – News Release dated May 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 12, 2014

Culp, Inc.

		By:	/s/ Kenneth R. Bowling
Kenneth R. Bowling
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	News Release dated May 12, 2014